                                                                    EXHIBIT 10.8

                          PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made as of the ____ day of September, 1999, between Eugene Offshore Holdings, LLC ("Seller"), with a place of business at 1400 Smith Street, Houston, Texas 77002, and ATP Oil & Gas Corporation ("Purchaser"), with a place of business at 4600 Post Oak Place, Suite 230, Houston, Texas 77027.

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, on the terms and conditions set forth in this Agreement, all of Seller's interests and rights in a certain oil and gas lease, and certain agreements, contracts, immovable property, movable property, and equipment.

     NOW, THEREFORE, for good and valuable consideration and for the mutual covenants herein contained, Seller and Purchaser agree as follows:

                           ARTICLE 1. EFFECTIVE TIME

     The ("Effective Time") of the sale and purchase provided for in this Agreement shall be May 1,1999, as of 7:00 AM, C. D. T.

                          ARTICLE 2. PURCHASE AND SALE

     2.01 The Interests. Subject to the terms and conditions of this Agreement, at Closing (as hereinafter defined) Seller shall sell and Purchaser shall purchase all of Seller's right, title and interest in and to the following assets described in Subsections 2.01(a) through 2.01(e) (collectively called the "Interests"):

     (a) The oil and gas lease described in Exhibit "A," attached hereto and made a part hereof(hereinafter called the "Lease");

     (b) The wells, equipment and facilities located on the Lease (collectively called the "Equipment"), including, but not limited to, pumps, platforms, well equipment (surface and subsurface), saltwater disposal wells, water wells, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, pipeline gathering lines, flow lines, and transportation lines, valves, meters, separators, tanks, tank batteries and other fixtures;

     (c) Oil, condensate, natural gas, and natural gas liquids produced after the Effective Time, attributable to the Lease;

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     (d)  To the extent transferable and only to the extent that they relate to the other Interests, all contracts and agreements concerning the other Interests, including, but not limited to, unit agreements, pooling agreements, areas of mutual interest, farmout agreements, farmin agreements, saltwater disposal agreements, water injection agreements, line well injection agreements, transportation agreements, processing agreements, operating agreements, and gas balancing agreements; and

     (e) To the extent transferable, all easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used in connection with, the Interests.

                             ARTLCLE 3. SALE PRICE

     3.01 Sale Price and Adjusted Sale Price. The sale price (the "Sale Price") for the Interests shall be SEVENTEEN-MILLION FIVE-HUNDRED-THOUSAND DOLLARS ($17,500,000.00). The Sale Price as adjusted pursuant to this Article shall be referred to as the "Adjusted Sale Price."

     3.02 Sale Price Adjustments.  The Sale Price shall be adjusted as follows:

     (a) The Sale Price shall be increased by an amount equal to the costs and expenses, net of any applicable joint interest billings, refunds or credits that are (i) attributable to the Interests after the Effective Time, and (ii) paid by Seller.

     (b) The Sale Price shall be decreased by (i) an amount equal to the net proceeds received by Seller from the sale of hydrocarbons produced from and after the Effective Time, and (ii) an amount equal to all other proceeds received by Seller from whatever source derived that relate to the Interests and are attributable to periods on or after the Effective Time.

     (c) Seller shall deliver to Purchaser before the Closing (as defined hereinafter) a statement in the format attached hereto as Exhibit "B" (the "Closing Statement") setting forth the adjustments to the Sale Price provided above.

                             ARTICLE 4. THE CLOSING

     The sale and purchase described in Article 2 shall take place at a closing (the "Closing") at which the Purchaser shall pay or cause to be paid to Seller the Adjusted Sale Price and Seller shall deliver the conveyancing instruments referred to in Article 9 to Purchaser. The Closing shall occur on September __, 1999, at such time and place as the parties may agree upon (the "Closing Date").

                   ARTLCLE 5. THIRD PARTY RIGHTS AND CONSENTS

     There are no consents to transfer or similar restraints on alienability, other than governmental approvals, burdening the Interests.

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                           ARTLCLE 6. REPRESENTATIONS

     6.01 Exclusivity and Survivability of Representations. The express representations contained in this Agreement are exclusive and are instead of all other representations, express, implied, or statutory. The representations contained in section 6.02 shall survive Closing for a period of one year, but all other representations shall terminate at Closing.

     6.02  Mutual Representations.  Each party represents to the other that:

     (a) It is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of its incorporation, and is duly qualified to do business on the Outer Continental Shelf of the Gulf of Mexico;

     (b) It has all authority necessary to enter into this Agreement and to perform all its obligations hereunder;

     (c) Its execution, delivery and performance of this Agreement and the transactions contemplated hereby will not: (i) violate or conflict with any provision of its certificate of incorporation, by-laws or other governing documents; (ii) result in the breach of any term or condition of or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or by which it is bound; or (iii) violate or conflict with any applicable judgment, decree, order, permit, law, rule, or regulation;

     (d) This Agreement has been duly executed and delivered on its behalf, and at the Closing all documents and instruments required hereunder will have been duly executed and delivered. This Agreement, and all such documents and instruments shall constitute legal, valid and binding obligations enforceable in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization, insolvency or similar laws affecting creditors' rights generally; and

     (e) Neither party has incurred any obligation or liability, contingent or otherwise, for brokers or finders' fees in connection with this Agreement in respect of which the other party may have any responsibility.

     6.03  Seller's Representations.  Seller represents that:

     (a) The Interests are free and clear of all liens, mortgages, and other similar burdens created by Seller;

     (b) To Seller's knowledge and belief, it is not in default or breach under any contract or agreement relating to the Interests;

     (c) Seller has timely paid all royalties, rentals and other payments due under the Lease and the Lease is in full force and effect;

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     (d)  No imbalance of gas deliveries of any kind exists with regard to the interest of Seller in the Interests;

     (e) The Interests are not subject to any sales contract for oil, gas, or other hydrocarbons that requires more than thirty (30) days notice to terminate;

     (f) There is no lien, claim, demand, suit, action or other proceeding pending or, to the knowledge of Seller, threatened which could result in impairment or loss of Seller's title to any part of the Interests or loss in value thereof; and

     (g) Since the Effective Date, there has not been: (i) any incurrence by Seller of any liabilities or obligations with respect to the Interests other than A) liabilities or obligations incurred in the ordinary course of business, or B) capital expenditures totaling $65,000.00 or less; (ii) any sale, lease of other disposition by Seller affecting the Interests other than sales of hydrocarbons in the ordinary course of business; (iii) any mortgage or pledge by Seller of, or grant by Seller of a lien or security interest in, the Interests; or (iv) any change, damage, destruction or casualty loss affecting the Interests which, taken as a whole, could have a impact of more than $25,000.00.


            ARTLCLE 7. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

     Disclaimer of Warranty.   ANY ASSIGNMENT, DEED, LEASE OR OTHER CONVEYANCE
EXECUTED PURSUANT HERETO SHALL BE EXECUTED WITH FULL SUBSTITUTION AND SUBROGATION OF PURCHASER AS TO ALL CLAIMS SELLER HAS OR MAY HAVE AGAINST ALL PRECEDING OWNERS OF THE INTERESTS THAT MAY BE ASSIGNABLE. WITHOUT LIMITING THE FOREGOING, THE TRANSACTION CONTEMPLATED HEREBY SHALL BE WITHOUT ANY WARRANTY OR REPRESENTATlON OF TITLE, EITHER EXPRESS, IMPLIED, OR STATUTORY, AND WITHOUT ANY EXPRESS, IMPLIED OR STATUTORY WARRANTY OR REPRESENTATlON AS TO THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, OR MERCHANTABILITY OF ANY OF THE EQUIPMENT (AS DESCRIBED IN
ARTICLE 2.01(b)) OR ITS FITNESS FOR ANY PURPOSE.

                        ARTICLE 8. CONDITIONS OF CLOSING

     Each party's obligation to consummate the transaction provided for herein is subject to the satisfaction or waiver by the other party of the following conditions:

     8.01 Representations. The representations contained in Article 6 hereof shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date.

     8.02 Performance. Each party shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing Date.

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     8.03  Pending Matters.  No suit, action or other proceeding by a third party or a governmental authority shall be pending that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

                  ARTICLE 9. TRANSACTIONS ON AND AFTER CLOSING

     At the Closing, the following shall occur:

     9.01 Assignment and Bill of Sale. Seller shall execute, acknowledge and deliver five (5) originals of an Assignment and Bill of Sale substantially in the form of Exhibit "C" (Record Title Assignment), attached hereto and made a part hereof, appropriate letters in lieu of transfer orders to be furnished by Seller, and such other necessary instruments in forms that are mutually acceptable to the parties in accordance with the obligations outlined in this Agreement, covering all of the Interests to be sold pursuant hereto.

     9.02 Adjusted Sale Price. Purchaser shall deliver the Adjusted Sale Price to Seller by wire transfer to the account specified by Seller.

     9.03 Possession of the Interests. Seller shall (subject to the terms hereof and the contracts listed or referred to on Exhibit "A") deliver to Purchaser exclusive possession of the Interests upon the Closing.

     9.04 Notice of Sale. Promptly after the Closing, Purchaser shall notify all operators, non-operators, oil and gas purchasers, transporters and processors, government agencies and royalty owners that it has purchased the Interests.

     9.05 Records. Seller shall, at Closing or as promptly as reasonably possible after Closing, but in no event later than fifteen (15) days after Closing, deliver to Purchaser all records and documents in Seller's possession or control ("Records") relating to the Interests, including, but not limited to, land and lease files, division of interest computer printouts, contract files (as listed or referred to on Exhibit "A"), well files and copies of well logs. Seller reserves the right to copy and retain all Records relating to the Interests.

     9.06 Records Retention. Purchaser agrees that for a period of three (3) years after the Closing, Records delivered to Purchaser by Seller shall be retained by Purchaser. Purchaser shall make such Records available to Seller and its officers, employees, consultants and representatives upon reasonable notice and during normal business hours.


               ARTlCLE 10. ALLOCATION OF PRODUCTION AND PROCEEDS

     All production of hydrocarbons from the Interests prior to the Effective Time, and all proceeds from or

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attributable to the sale of such production, shall be the property of Seller.
All such production on and after the Effective Time, and all proceeds from or attributable to the sale thereof, shall be the property of Purchaser. Production shall be allocated to the parties based upon the most reliable measurement method or allocation calculation information available and mutually acceptable to the parties. Any amount received by Purchaser after the Effective Time attributable to the sale of hydrocarbons produced prior to the Effective Time shall be paid to Seller by Purchaser; and any amount received by Seller after the Effective Time attributable to the sale of hydrocarbons produced on and after the Effective Time shall be paid to Purchaser by Seller.

            ARTLCLE 11. RESPONSIBILITY FOR PAYMENTS AND OBLIGATLONS

     11.01 Abandonment Liabilities. As additional consideration for the sale of the Interests, Purchaser shall plug and abandon, remove, restore, remediate and cleanup all wells, pipelines, flowlines, platforms, personal property, machinery, facilities and equipment included in the Interests and perform all necessary surface remediation and cleanup and complete all reclamation associated with the Interests. Purchaser agrees to perform all such plugging, abandonments, removals, restoration, remediation and cleanup in accordance with all applicable statutes, governmental orders and regulations and hereby agrees to defend, release, protect, indemnify and hold Seller harmless from any and all claims arising from Purchaser's failure to plug and abandon such wells or perform such removals, restoration, remediation and cleanup.

     11.02 Royalty Payments and Operating Costs. Seller shall be responsible for (i) all lease rentals, shut-in royalties, minimum royalties, payments in lieu of production, production royalties (including royalties paid in kind), overriding royalties, production payments and net profits payments, and (ii) all operating costs, vendor and contractor invoices and other liquidated monetary obligations of Seller that in each case accrued prior to the Effective Time and are attributable to the ownership, operation, use or maintenance of the Interests. Purchaser assumes and shall be responsible for all of the above described payments and obligations that have accrued or accrue on and after the Effective Time.

     11.03 Joint Billing Audits. Seller shall be responsible for the settlement of all joint billing audits that relate to the Interests for accounting periods prior to the Effective Time. Purchaser shall be responsible for the settlement of all joint billing audits that relate to the Interests for accounting periods on and after the Effective Time. Any cash received by Purchaser after the Effective Time attributable to expenses paid by Seller prior to the Effective Time shall be paid to Seller by Purchaser. Likewise, any cash received by Seller after the Effective Time attributable to expenses paid by Purchaser after the Effective Time shall be paid to Purchaser by Seller, except to the extent previously allocated in the calculation of the Adjusted Sale Price.


                               ARTlCLE 12. TAXES

     All taxes, including, but not limited to, excise taxes, state severance taxes, ad valorem taxes, and any other local, state, and federal taxes or assessments attributable to the Interests or any part thereof prior to the Effective Time, shall remain Seller's

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responsibility and all deductions, credits and refunds pertaining to the aforementioned taxes, attributable to the Interests or any period thereof prior to the Effective Time (no matter when received), belong to Seller. All such taxes and assessments attributable to the Interests or any part thereof on and after the Effective Time are Purchaser's responsibility, and all deductions, credits, and refunds pertaining thereto on and after the Effective Time (no matter when received) belong to Purchaser.

                          ARTICLE 13. FINAL ACCOUNTING

     In the event, either Seller or Purchaser requests a final settlement statement subsequent to the Closing, Seller shall issue the final settlement statement for the Interests conveyed within ninety (90) days after the Closing or within sixty (60) days of the request, whichever is later. This statement will net revenues received against royalties, operating expenses, taxes, and overhead if applicable. Purchaser, after having access to the applicable accounting records for reasonable audit verification, shall respond with objections and proposed corrections within sixty (60) days of the issuance of the final settlement statement. In the event Purchaser does not respond to the final settlement statement by signing or objecting within sixty (60) days of the issuance of the final settlement statement, said statement shall be deemed approved by Purchaser. After approval by both parties, the final settlement statement for the Interests conveyed will be summarized and a net check will be issued to the appropriate party within seven (7) days.

                          ARTICLE 14. INDEMNIFICATIONS

     In addition to any other indemnification contained in this Agreement:

     (a) Purchaser shall defend, indemnify, save, discharge, release and hold Seller harmless from claims for personal injury, death or damage to personal property arising directly or indirectly from or incident to, the use, occupation, operation, maintenance, condition or abandonment of any of the Interests on or after the Closing Date. Likewise, Seller shall defend, indemnify, save, discharge, release and hold Purchaser harmless from claims for personal injury, death or damage to personal property arising directly or indirectly from or incident to, Seller's use, occupation, operation, maintenance, condition or abandonment of the Interests prior to the Closing Date except as provided in Article 11.01.

     (b) Purchaser shall defend, indemnify, save, discharge, release and hold Seller harmless from claims for damage to the environment, environmental cleanup, remediation, or environmental compliance, or abandonment of any of the Interests, including without limitation, contamination of the property or premises with Naturally Occurring Radioactive Materials (NORM), whether or not any such claims result from conditions, actions or inactions present or existing on, or before, or after the Closing Date.

     (c) Purchaser shall (i) be responsible for any and all claims arising out of the production or sale of hydrocarbons from the Interests or the proper accounting or payment to parties for their interests therein, insofar as such claims relate to periods of

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time on or after the Effective Time and (ii) defend, indemnify, save, discharge, release and hold Seller harmless from any and all such claims. These claims include but are not limited to all valid overriding royalty, royalty or net profit interest payments. Likewise, Seller shall (i) be responsible for any and all claims arising out of the production or sale of hydrocarbons from the Interests or the proper accounting or payment to parties for their interests therein, insofar as such claims relate to periods of time before the Effective Time and (ii) defend, indemnify, save, discharge, release and hold Purchaser harmless from any and all such claims. These claims include but are not limited to all valid overriding royalty, royalty or net profit interest payments.

                         ARTICLE 15. FURTHER ASSURANCE

     15.01 Performance of Obligations. Seller and Purchaser shall use all reasonable efforts to do all things necessary, proper or advisable to carry out all of their respective obligations under this Agreement and to consummate and make effective the purchase and sale of the Interests pursuant to this Agreement.

     15.02 Further Conveyances and Assumptions. After the Closing Date, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, transfer orders, notices, assumptions and releases and such other instruments, and shall take such further actions as may be reasonably necessary or appropriate to fulfill their respective obligations set forth in this Agreement.

     15.03  Governmental Requirements.   Purchaser shall expeditiously satisfy
any requirements of the United States Department of the Interior, Minerals Management Service (MMS), or any other governmental entity having jurisdiction, necessary for Purchaser to own and operate the Interests. Purchaser obligates itself to take any and all action required by the MMS or other regulatory agency to obtain unconditional approval of the Assignment and Bill of Sale from Seller to Purchaser, including but not limited to, the posting of any and all bonds or security that may be required by the MMS in excess of its existing lease, pipeline or area-wide bond.

                              ARTICLE 16. NOTICES

     All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile with receipt acknowledged, three days after being mailed by registered mail (return receipt requested), or delivered by a commercial courier to the party at the address set forth below or such other address as any party shall have designated for itself by ten (10) days' prior notice to the other party.

               Seller:

               Eugene Offshore Holdings, LLC
               1400 Smith Street
               Houston, Texas 77002

               Attn: Donna Lowery

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               Phone: 713-853-1939
               Fax: 713-646-4039

               Purchaser:

               ATP Oil & Gas Corporation
               4600 Post Oak Place, Suite 230
               Houston, Texas 77027

               Attn: Gerald W. Schlief
               Phone: 713-622-3311
               Fax: 713-622-5101

                   ARTICLE 17. EXCLUSION AREA

     Seller and Purchaser have agreed that certain portions of the Lease will be excluded from the sale and purchase provided in this Agreement, subject to the terms and conditions set forth in the remainder of this Article.

     17.01 Exclusion Area. For a period of two (2) years from the date of this Agreement, Purchaser shall not have the right to drill any well, including re-entry of the OCS-G 9574 JA-1 Well, within the SW/4 NW/4 SE/4, the E/2 NW/4 SE/4, the NE/4 SE/4, the SE/4 SE/4, the E/2 SW/4 SE/4, and the NW/4 SW/4 SE/4 of the Lease (hereinafter called the "Exclusion Area").

     17.02 New Well. For a period of two (2) years from the date of this Agreement, Seller (within this Article, the term Seller shall include the assigns or designees of Seller) shall have the right to propose the drilling of a new well within the Exclusion Area, or re-entry of only the existing OCS-G 9574 JA-1 Well, (hereinafter called the "New Well").

     17.03 Participation and JOA. Operations in the New Well and the Exclusion Area shall be governed according to the terms of the Joint Operating Agreement (hereinafter called the "JOA") attached as Exhibit "D." Immediately after execution of this Agreement, Purchaser and Seller will prepare for execution and sign the JOA. If, for any reason, Purchaser and Seller do not sign the JOA, then Exhibit "D" in its present form shall govern for the New Well and all other joint operations in the Exclusion Area.

     17.04 Processing and Handling. In the event that production of hydrocarbons is obtained within the Exclusion Area as a result of the New Well or after Seller earns an assignment as provided for in Section 17.05 below, such production shall be handled and processed by Purchaser under the terms of the Production Handling Agreement (hereinafter called the "PHA") attached as Exhibit "E." Immediately after execution of this Agreement, Purchaser and Seller will prepare for execution and sign the PHA. If, for any reason, Purchaser and Seller do not sign the PHA, then Exhibit "E" in its present form shall apply for production from the Exclusion Area.

     17.05 Earned Interest. If, within two (2) years of the date of this Agreement,

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Seller proposes the New Well, and such well is subsequently drilled and logged,
Purchaser will, subject to the non-consent provisions of the JOA, assign a seventy-five percent (75%) working interest and a sixty-one & 25/100 percent (61.25%) net revenue interest in the Exclusion Area to Seller, limited to depths from the seafloor to one-hundred (100) feet below the deepest depth drilled and logged in the New Well. The assignment of these interests (hereinafter called the "Earned Interest") shall include all rights and interests in each and every well drilled in connection with the Earned Interest, including the OCS-G 9574 JA-1 Well if such well is re-entered as part of drilling the New Well, but shall exclude other facilities and equipment on the lease, including any platforms and pipelines. The Earned Interest assignment shall be in the form of Exhibit "F."

     17.06 Termination of Interest. If Seller does not propose the New Well within two (2) years of the date of this Agreement then Seller's right to earn any interest in the Exclusion Area shall terminate.

     17.07 Notice of Exclusion Area. In order that third parties will be on notice of the obligations and duties created by this Article, Purchaser and Seller will at Closing execute the Memorandum of Option attached as Exhibit "G." The Memorandum of Option shall be placed of record with the United States Department, Minerals Management Service, as well as in Iberia and St. Mary Parishes, Louisiana.

     17.08  Survival.  The provisions of this Article shall survive Closing.

                           ARTICLE 18. MISCELLANEOUS

     18.01 Assumed Contracts. This Agreement is made expressly subject to all agreements, leases, easements, permits, commingling authorizations, and other contracts which are of record or which Purchaser is aware of, including but not limited to, those agreements described on Exhibit "A" (collectively, the "Assumed Contracts"). Purchaser shall observe and comply with all covenants, terms, and provisions of the Assumed Contracts.

     18.02 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, amendment, alteration, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the parties hereto after the execution of this Agreement.

     18.03 Severability. In the event any covenant, condition, or provision contained herein is held to be invalid by a court of competent jurisdiction, such invalidity shall in no way affect any other covenant, condition or provision contained herein.

     18.04 Waiver. A waiver of any of the provisions of this Agreement shall not constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver.

     18.05 Governing Law. This Agreement, and all assignments and all instruments

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

of conveyance executed in accordance with this Agreement, shall be governed by and interpreted in accordance with the laws of the State of Texas, without reference to conflict of laws principles.

     18.06 Dispute Resolution. Any and all disputes, controversies, and conflicts that arise from or in relation to this Agreement shall, to the extent possible, be settled amicably by the parties hereto. In the event of a failure to make amicable settlement of any dispute hereunder, such dispute shall be finally settled through arbitration, in Houston, Texas, before an arbitration panel under the Commercial Rules of the American Arbitration Association ("AAA") in effect as of the commencement of arbitration, except as modified or supplemented by the rules set forth below. In rendering any decision(s) and/or award, the arbitration panel shall determine the rights and obligations of the parties in accordance with the laws of the State of Texas.

Unless the parties agree that the arbitration panel shall be composed of a sole arbitrator within ten (10) days after commencement of arbitration, the arbitration panel shall be composed of three (3) arbitrators, appointed as follows:

     A.  Each party shall have the right to appoint one (1) arbitrator.  The two
(2) party-appointed arbitrators will then together appoint the third arbitrator. If one of the parties has appointed an arbitrator, and the other party has failed to appoint the other arbitrator within fourteen (14) days from the appointment of the first arbitrator, the arbitrator who has been appointed may act as the sole arbitrator, and the decision(s) and/or award of such arbitrator will be fully binding on the parties. If the two arbitrators who have been appointed fail to appoint the third arbitrator within fourteen (14) days from the appointment of the second arbitrator, the third arbitrator shall be appointed by AAA upon the petition of either party.

     B. In the event the parties agree that the arbitration panel may be composed of a single arbitrator, such arbitrator shall be appointed by agreement of the parties. If the parties are unable or fail to agree upon the arbitrator within twenty (20) days after commencement of arbitration, the arbitrator shall be appointed by AAA upon the petition of either party.

     C. No arbitrator shall be appointed who is not independent of all parties or who has an interest in the dispute or any previous involvement with the subject matter of this Agreement.

     18.07 Limitation of Liability. Seller and Purchaser covenant and agree that the recovery by either party of any damages suffered or incurred by it as a result of any breach by the other party of any provision of this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching party and in no event shall the breaching party be liable to the non-breaching party for any indirect, consequential, exemplary or punitive damages.

     18.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above set forth.

SELLER:                                        PURCHASER:

EUGENE OFFSHORE HOLDINGS, LLC                       ATP OIL & GAS CORPORATION


By:  Joint Energy Development Investments              By:
     Limited Partnership, a Delaware limited              _____________________
     partnership, its sole member and manager             Gerald W. Schlief
                                                          Senior Vice President

By:  Enron Capital Management Limited
     Partnership, General Partner

          By:  Enron Capital Corp.
               General Partner

               By: ___________________
               Name: ________________
               Title: _________________

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